EXHIBIT (23)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee
Wachovia Corporation

     We consent to the incorporation by reference in the Registration Statement (No. 333-46940) on Form S-8 of the SouthTrust 401(k) Plan (the Plan), of our report dated April 26, 2005, relating to the statement of net assets available for benefits as of December 31, 2004, and the statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Plan.

/s/ Barfield, Murphy, Shank & Smith, P.C.

Birmingham, Alabama
June 13, 2005